ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 www.orrick.com

September 25, 2009

VirnetX Holding Corporation 5615 Scotts Valley Drive, Suite 110 Scotts Valley, California 95066

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for VirnetX Holding Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 10,427,850 shares of common stock, par value $0.0001 per share (the “Common Stock”), consisting of 2,380,942 issued and outstanding shares of Common Stock (the “Shares”) and 8,046,908 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of outstanding warrants held by certain of the Selling Stockholders (the “Warrants”), consisting of (i) up to 3,246,943 shares of common stock issuable upon exercise of the Series I Warrants, (ii) up to 2,419,023 shares of common stock issuable upon exercise of the Series II Warrants, and (iii) up to 2,380,942 shares of common stock issuable upon exercise of the Series III Warrants.

We have reviewed, among other things, (i) the Securities Purchase Agreement, dated as of September 2, 2009, between the Company and the purchasers identified on the signature pages thereto, (ii) the Registration Rights Agreement, dated as of September 11, 2009, between the Company and the signatories thereto, (iii) the Warrants, (iv) the Amended and Restated Certificate of Incorporation of the Company, as in effect as of the date hereof (the “Restated Certificate”), (v) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, and (vi) certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares, the Warrants and the Warrant Shares.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the Selling Stockholders and officers and other representatives of the Company and others.

VirnetX Holding Corporation.
September 25, 2009

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

1.           The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.           The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware and the reported decisions of the Delaware courts interpreting that Law and the Delaware constitution, and we disclaim any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

This opinion letter is solely for your benefit in connection with the transaction described in the first paragraph of this opinion letter and may not be relied upon, used, quoted, or referred to by, nor may copies hereof be delivered to, any other person without our prior written approval.  We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours, /s/ Orrick, Herrington & Sutcliffe LLP Orrick, Herrington & Sutcliffe LLP